EXHIBIT 10.15

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”), is made and entered into as of the 15th day of October 2017, between MutualFirst Financial, Inc., a Maryland-chartered bank holding company (the “Corporation”), MutualBank, an Indiana commercial bank (the “Bank”) and Sharon L. Ferguson (the “Executive”) (the Corporation and the Bank are referred to together herein as the “Employers”).

WITNESSETH:

WHEREAS, the Executive is currently employed as a Senior Vice President of Retail Lending and Risk Management and the Chief Risk Officer of the Bank;

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that [his/her] employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Annual Compensation. The Executive’s “Annual Compensation” for purposes of this Agreement shall mean the sum of: (i) the total compensation paid in the most recently completed calendar year to the Executive by the Employers or any subsidiary thereof and included in the Executive’s gross income for tax purposes, and (ii) any income earned and deferred by the Executive pursuant to any plan or arrangement of the Employers during such completed calendar year.

(b) Cause. “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Employers; conviction of a felony, or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Employers; or fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Employers; or the Executive becoming subject to any final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

(c) Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f) Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change of Control based on:

(i)	any material breach of this Agreement by the Employers, including without limitation any of the following: (A) An adverse change in the formula for calculating the Executive’s Annual Compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report, or

(ii)	any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h) IRS. IRS shall mean the Internal Revenue Service.

(i) Notice of Termination. Any purported termination of the Executive’s employment by the Employers for Cause, Disability or Retirement or by the Executive for Good Reason shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause or death, which shall be effective immediately, and (iv) is given in the manner specified in Section 9 hereof.

(j) Retirement. “Retirement” shall mean the Executive’s voluntary or involuntary termination of employment upon reaching at least age 65, but shall not include an involuntary termination for Cause.

2. Term of Agreement. The initial term of this Agreement shall expire on October 18, 2018, subject to earlier termination as provided herein. Upon approval of the Board of Directors of each of the Corporation and the Bank, the term of this Agreement shall be extended for one additional year on October 15, 2018 and on October 15th of each subsequent calendar year such that at any time after October 15, 2018 the remaining term of this Agreement shall be from zero to one year, absent notice of non-renewal as set forth below. Prior to October 15, 2018 and each October 15th thereafter, the Board of Directors of each of the Corporation and the Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance) an extension of the term of this Agreement, and the term shall continue to extend each year if the Boards of Directors approve such extension unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such renewal date. If either Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such renewal date. If any party gives timely notice that the term will not be extended as of October 15th of any year, then this Agreement shall terminate at the conclusion of its remaining term. Notwithstanding the foregoing, if a Change in Control occurs during the term of this Agreement at a time when there is less than one year remaining in the term of this Agreement, then the remaining term of this Agreement shall be automatically extended until the one-year anniversary of the completion of the Change in Control. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

3. Benefits upon Termination. If the Executive’s employment by the Employers shall be terminated within twelve (12) months subsequent to a Change in Control by (i) the Employers other than for Cause, Disability, Retirement or as a result of the Executive’s death, or (ii) the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 3(c) and 4 hereof, if applicable:

(a) pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to one (1) times the Executive’s Annual Compensation;

(b) pay to the Executive, in a lump sum within ten (10) business days after the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for a period of twelve (12) months pursuant to all group insurance, life insurance, health and accident and disability insurance coverage offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination, as well as any other employee benefit plan, program or arrangement offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (other than cash bonus plans, retirement plans or stock compensation plans of the Employers), with the projected cost to the Employers to be based on the costs incurred for the year in which the Date of Termination occurs as determined on an annualized basis.

(c) The Bank’s obligation to pay severance under this Section 3 is expressly conditioned upon the Executive executing and not revoking a general release to be provided to [him/her] by the Bank, which would release any and all claims, charges and complaints which the Executive may have against the Bank, its affiliates and assigns, as well as the directors, officers and employees of such entities, in connection with the Executive’s employment and the termination of such employment. Notwithstanding any other provision contained in this Agreement, in the event the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payments shall not commence until the succeeding calendar year.

4. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 3 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employers pursuant to Section 3 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employers under Section 3 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 3 are required to be reduced, then the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 3 shall be based upon the opinion of independent tax counsel selected by the Employers and paid for by the Employers. Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 4, or a reduction in the payments and benefits specified in Section 3 below zero.

5. Mitigation; Exclusivity of Benefits.

(a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

6. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

7. Restrictive Covenants.

(a) Trade Secrets. The Executive acknowledges that she has had, and will have, access to confidential information of the Employers (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects, and assets of the Employers that is unique, valuable and not generally known outside the Employers, and that was obtained from the Employers or which was learned as a result of the performance of services by the Executive on behalf of the Employers ("Trade Secrets"). Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive that constitutes a breach of this Section 7, generally known or available to the public; (ii) is known to the Executive at the time such information was obtained from the Employers; (iii) is hereafter furnished without restriction on disclosure to the Executive by a third party, other than an employee or agent of the Employers, who is not under any obligation of confidentiality to the Employers or an affiliate; (iv) is disclosed with the written approval of the Employers; or (v) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Executive is required to disclose such confidential information, she shall give the Employers notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Employers, the Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. The Executive will deliver promptly to the Employers, at the termination of her employment or at any other time at the request of the Employers, without retaining any copies, all documents and other materials in [his/her] possession relating, directly or indirectly, to any Trade Secrets.

Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Indiana Department of Financial Institutions, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Company or the Bank (the “Government Agencies”). The Executive further understands that this Agreement does not limit his/her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company and/or the Bank. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies.

(b) Non-Solicitation of Employees. For a period of twelve (12) months after termination of the Executive’s employment prior to a Change in Control and for a period of twelve (12) months after termination of the Executive’s employment in connection with or following a Change in Control (the “Restricted Period”), the Executive shall not, directly or indirectly, solicit, induce or hire, or attempt to solicit, induce or hire, any current employee of the Employers (excluding those employees whose employment is terminated by the Employers), or any individual who becomes an employee during the Restricted Period, to leave his or her employment with the Employers or join or become affiliated with any other business or entity, or in any way interfere with the employment relationship between any employee and the Employers.

(c) Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Employers or any of their subsidiaries or successors), any customer, lender, supplier, licensee, licensor or other business relation of the Employers to terminate its relationship or contract with the Employers, to cease doing business with the Employers, or in any way interfere with the relationship between any such customer, lender, supplier, licensee or business relation and the Employers (including making any negative or derogatory statements or communications concerning the Employers or their directors, officers or employees).

(d) Value of Restrictive Covenants. For tax and accounting purposes, the Employers shall ascribe a value to the restrictive covenants imposed upon the Executive pursuant to this Section 7, with such value to not exceed one times the Executive’s annual compensation as of the Date of Termination for each 12-month period included in the Restricted Period, with the value for partial years included within the Restricted Period to be pro-rated.

(e) Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with Section 7 of this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Employers as going concerns, and (ii) any failure by the Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law, notwithstanding the value assigned to such restrictive covenants by Section 7(d) above. In the event that the Executive fails to comply with the provisions of this Section 7, the Employers shall be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) that may be necessary to cause the Executive to comply with this Agreement, as well as to the recoupment of the value ascribed to such covenants pursuant to Section 7(d) above.

(f) Survival. The provisions set forth in this Section 7 shall survive termination of this Agreement.

(g) Scope Limitations. If the scope, period of time or area of restriction specified in this Section 7 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction will be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope that are or would be judged to be reasonable.

8. Assignability. The Corporation and the Bank shall assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation or the Bank may hereafter merge or consolidate or to which the Corporation or the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
MutualBank
110 East Charles Street
Muncie, Indiana 47305-2400

To the Corporation:	Secretary
MutualFirst Financial, Inc.
110 East Charles Street
Muncie, Indiana 47305-2400

To the Executive:	Sharon L. Ferguson
At the address last appearing on the
personnel records of the Employers

10. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Indiana.

12. Nature of Employment and Obligations.

(a) Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b) Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

13. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

16. Regulatory Actions. The following provisions shall be applicable to the parties or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 3 hereof.

(a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

17. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any renewal of this Agreement and any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

18. Payment of Costs and Legal Fees. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of all legal fees incurred by the Executive in resolving such dispute or controversy.

19. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The Employers shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Employers or the Executive, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA.

20. Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MUTUALFIRST FINANCIAL, INC.

By:	/s/ David W. Heeter
David W. Heeter
President and Chief Executive Officer

MUTUALBANK

By:	/s/ David W. Heeter
David W. Heeter
Chief Executive Officer

EXECUTIVE

By:	/s/ Sharon L. Ferguson
Sharon L. Ferguson